Exhibit 99
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

Immediate Release

Axalta Releases Third Quarter 2020 Results
Record Adjusted EBIT and Adjusted EPS Results Fueled by Rapid Demand Recovery and Ongoing Cost Containment
Third Quarter 2020 Highlights:
•Sequential recovery from all end-markets; Q3 2020 net sales 57.3% higher than Q2 2020
•Q3 2020 net sales decreased 7.2% year-over-year to $1,026.9 million
•Income from operations of $141.7 million; record Adjusted EBIT of $210.4 million
•Diluted EPS of $0.35 versus $0.28 in Q3 2019; record Adjusted diluted EPS of $0.59 versus $0.52 in Q3 2019
▪Cash from operations of $233.4 million; over $1.7 billion in total liquidity available at September 30, 2020
PHILADELPHIA, PA, October 21, 2020 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the third quarter ended September 30, 2020.
Third Quarter 2020 Consolidated Financial Results
Third quarter net sales of $1,026.9 million decreased 7.2% year-over-year, including a 0.1% foreign currency benefit, driven by 6.0% lower volumes and 1.4% lower average price and product mix. Lower volumes across all end-markets were driven by ongoing COVID-19 related macroeconomic impacts, though volumes improved considerably through the quarter and exceeded earlier expectations due to faster recovery pacing in key end-markets. Performance Coatings recorded a 5.7% net sales decline, including nearly flat Industrial net sales versus the prior year quarter, while the Refinish net sales decline of 9.0% showed strong recovery ahead of expectations. The 10.2% net sales decline for Transportation Coatings benefited from faster than expected recovery in Light Vehicle production, most notably in North America and China. Axalta posted 1.4% headwinds in year-over-year price and product mix, still impacted by abnormal product mix given substantial product and geographic mix differences from the prior year given overall volume declines.
Income from operations for Q3 2020 totaled $141.7 million versus $123.0 million in Q3 2019. Net income to common shareholders was $82.5 million for the quarter compared with $65.5 million in Q3 2019, and diluted earnings per share was $0.35 compared with $0.28 in Q3 2019. The increases were primarily driven by lower operating expenses inclusive of cost actions taken this year in response to COVID-19 and favorable variable input costs, offset partly by lower global net sales across all end-markets. Additionally, income from operations was negatively impacted by termination charges of $35.7 million associated with our recently announced restructuring plan which compares to a $29.2 million charge in Q3 2019.
Adjusted EBIT of $210.4 million for the third quarter compared with $191.2 million in Q3 2019. Adjusted diluted EPS of $0.59 compared with $0.52 in Q3 2019. These results were driven by lower operating expenses inclusive of cost actions initiated in response to COVID-19 and lower variable input costs, partly offset by lower global net sales across all end-markets.
Robert W. Bryant, Axalta's President and CEO, commented, "Although economic impacts from the coronavirus pandemic persisted across our business in the period, we were very pleased to see rapidly improving demand, and the effectiveness of our cost management programs has continued to help offset volume impacts. We are proud to report stronger, and actually record-setting, operating earnings metrics thanks to the success we have had as a coordinated global team in responding to these considerable end-market demand challenges."
Mr. Bryant continued, "Axalta saw ongoing demand recovery across all business lines and regions during third quarter, and our team executed well on cost actions to deliver a result that surpassed expectations set in July. The global team produced year-over-year temporary operating cost savings of approximately $50 million in the quarter. Our operating results showcase the resilience of Axalta's coatings businesses, which have provided superior service for customers throughout 2020. We also made good progress with structural cost savings, including ongoing Axalta Way incremental savings on track to meet our goal for the year, and early contributions from our recently announced incremental COVID-driven restructuring actions."

Mr. Bryant concluded, "In addition to meeting delivery requirements throughout the pandemic, we have also enjoyed new business gains during the period from existing and new customers as we continue to commercialize new products from our innovation pipeline and drive overall execution of our organic growth plan. I remain thankful to work with a team of such dedicated professionals who continue to demonstrate the Axalta Way and prove that devotion to customer satisfaction produces results."
Performance Coatings Results
Performance Coatings third quarter net sales were $682.7 million, a decrease of 5.7% year-over-year. Constant currency organic net sales decreased 6.9% in the period, driven by a 4.5% volume decline primarily from Refinish, as well as a 2.4% decrease in average price and product mix, including impacts from both end-markets. Foreign exchange was a 1.1% tailwind and M&A benefits were modest in the period.
Refinish net sales decreased 9.0% to $401.7 million in Q3 2020 with high single digit volume decreases, including demand impact from ongoing reduced global vehicle traffic, as well as low single digit average price and product mix decline contribution due to differences in product mix. Refinish continued to recover during the third quarter along with further improvement in global passenger miles driven, largely correlated locally with reduced COVID-19 restrictions.
Industrial net sales decreased 0.4% to $281.0 million, including essentially flat volumes coupled with modestly reduced average price and product mix globally. Industrial sub-businesses including wood, coil, and energy solutions saw increased net sales for the third quarter, while all end businesses and regions saw net sales increase year-over-year in September.
The Performance Coatings segment generated Adjusted EBIT of $133.9 million in the third quarter compared with $124.9 million in Q3 2019, with associated margins of 19.6% and 17.3%, respectively. The increase included benefits from lower operating expenses and lower variable costs, offset in part by lower volume and price and product mix impacts.
Transportation Coatings Results
Transportation Coatings net sales were $344.2 million in Q3 2020, a decrease of 10.2% year-over-year, including a 1.6% negative currency translation impact. Constant currency net sales declined 8.6% in the period, driven by a 9.0% decrease in volume offset partly by a 0.4% higher average price and product mix.
Light Vehicle net sales decreased 6.6% to $276.3 million year-over-year (decreased 5.0% excluding foreign currency headwinds), driven by lower global automotive production persisting through the period and modest foreign exchange and price and product mix headwinds. Encouragingly, Axalta's Light Vehicle net sales were up year-over-year during September on improving sequential recovery, including notable strength in North America as well as ongoing recovery in China.
Commercial Vehicle net sales decreased 22.5% to $67.9 million from Q3 2019 (decreased 20.8% excluding foreign currency), also driven by global customer production rate declines. Average price and product mix was a moderate offsetting tailwind in the period, similar to the second quarter. While Commercial Vehicle net sales remain pressured, recent new truck order trends have strengthened and global truck production forecast revisions for 2020 have shown better recovery for several months now.
The Transportation Coatings segment generated Adjusted EBIT of $48.5 million in Q3 2020 compared with $37.2 million in Q3 2019, with associated margins of 14.1% and 9.7%, respectively. This result was driven principally by lower operating costs and reduced variable costs as well as modest price and product mix effects, offset partly by the impact of lower volume and moderate foreign exchange headwinds.
Balance Sheet and Cash Flow Highlights
Axalta ended the third quarter with cash and cash equivalents of $1.3 billion. Our debt, net of cash, was $2.7 billion as of September 30, 2020, compared with $2.8 billion as of December 31, 2019. Our net debt to trailing twelve month Adjusted EBITDA ratio was 3.7x at quarter end versus 4.0x as of June 30, 2020. Axalta ended the quarter with over $1.7 billion in available liquidity and we ended Q3 2020 with an Adjusted EBITDA to interest expense coverage ratio of 4.9x.
Third quarter total operating cash flow was $233.4 million versus $221.0 million in Q3 2019, reflecting stronger operating income in the period. Free cash flow totaled $223.3 million compared with $198.1 million in Q3 2019, including lower capital expenditures in the period totaling $13.8 million versus $26.7 million in the prior year quarter.

“It was gratifying to see not only strong operating profit during the third quarter but also very good cash flow conversion, resulting in a terrific outcome for our balance sheet position, particularly when compared to expectations in the spring,” said Sean Lannon, Axalta's Chief Financial Officer. “Third quarter results benefited from approximately $50 million in cost savings as well as ~$60 million in incremental cash flows versus our January guidance as we benefited from reduced capital expenditures and actions to drive working capital savings. We continue to expect approximately $195 million of in-year 2020 cost savings from ongoing cost savings programs. Regarding our Q4 and full year guidance, we expect Q4 to have less benefit from temporary cost savings, as well as assumed weaker mix within Performance Coatings in the period. We’re also mindful that COVID-19 and other macroeconomic factors could negatively affect the outlook versus the stabilizing demand environment we saw in Q3."
Full Year 2020 Financial Guidance Update
•Net sales: Expected to be down ~18% compared to 2019 including -2% FX and M&A impact
•Q4 net sales: Expected to be down ~6-8% compared to Q4 2019
•Adjusted EBIT: $495-515 million
•Adjusted diluted EPS: $1.15-1.20
•Interest expense: ~$155 million
•Diluted shares outstanding: ~236 million
•Free cash flow: $280-310 million; including $90 million capex
•Tax rate: ~20-21%
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its third quarter 2020 financial results on October 22, 2020 at 8:00 a.m. ET. The dial-in phone number for the conference call is +1-201-689-8560. A live webcast of the conference call will also be available online at www.axalta.com/investorcall. For those unable to participate, a replay will be available through October 29, 2020, with a dial-in number of +1-412-317-6671 and pin: 13711874.
Reclassifications and Revisions
The condensed consolidated statements of operations for the three and nine months ended September 30, 2019 have been updated for comparability with the current year presentation to separately present other operating charges as detailed in our annual report on Form 10-K for the year ended December 31, 2019.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including our outlook, which includes net sales growth, currency effects, acquisition or divestment impacts, Adjusted EBIT, Adjusted diluted EPS, Adjusted EBITDA, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization, and diluted shares outstanding and the effects of COVID-19 on Axalta’s business and financial results. Axalta has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “outlook”, “projects,” “forecasts,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The extent and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted diluted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted diluted EPS, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the impact the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Organic Growth
Organic growth or ex-M&A percentages are calculated by excluding the impact of recent acquisitions and divestitures.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.

About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$1,026.9	$1,107.0	$2,663.1	$3,383.8
Cost of goods sold	634.1	707.4	1,780.1	2,207.1
Selling, general and administrative expenses	166.5	199.2	516.1	617.2
Other operating charges	42.6	31.8	98.9	41.4
Research and development expenses	13.4	17.4	41.2	53.5
Amortization of acquired intangibles	28.6	28.2	84.5	85.1
Income from operations	141.7	123.0	142.3	379.5
Interest expense, net	39.8	40.2	112.4	122.5
Other expense (income), net	2.3	(1.9)	0.9	(3.8)
Income before income taxes	99.6	84.7	29.0	260.8
Provision (benefit) for income taxes	17.1	18.3	(22.7)	50.4
Net income	82.5	66.4	51.7	210.4
Less: Net income (loss) attributable to noncontrolling interests	—	0.9	(0.2)	3.1
Net income attributable to controlling interests	$82.5	$65.5	$51.9	$207.3
Basic net income per share	$0.35	$0.28	$0.22	$0.89
Diluted net income per share	$0.35	$0.28	$0.22	$0.88
Basic weighted average shares outstanding	235.3	233.9	235.1	233.8
Diluted weighted average shares outstanding	236.0	235.5	235.9	235.8

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,341.3	$1,017.5
Restricted cash	2.9	3.0
Accounts and notes receivable, net	824.2	830.1
Inventories	536.7	591.6
Prepaid expenses and other current assets	145.2	131.2
Total current assets	2,850.3	2,573.4
Property, plant and equipment, net	1,165.2	1,223.0
Goodwill	1,245.8	1,208.9
Identifiable intangibles, net	1,148.6	1,223.9
Other assets	626.6	588.8
Total assets	$7,036.5	$6,818.0
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$482.9	$483.7
Current portion of borrowings	48.7	43.9
Other accrued liabilities	533.6	545.3
Total current liabilities	1,065.2	1,072.9
Long-term borrowings	4,010.9	3,790.2
Accrued pensions	284.0	285.2
Deferred income taxes	108.5	115.5
Other liabilities	183.2	144.6
Total liabilities	5,651.8	5,408.4
Shareholders’ equity:
Common shares, $1.00 par, 1,000.0 shares authorized, 250.7 and 250.1 shares issued at September 30, 2020 and December 31, 2019, respectively	250.6	249.9
Capital in excess of par	1,484.1	1,474.1
Retained earnings	493.6	443.2
Treasury shares, at cost, 15.2 shares at September 30, 2020 and December 31, 2019	(418.4)	(417.5)
Accumulated other comprehensive loss	(470.2)	(395.5)
Total Axalta shareholders’ equity	1,339.7	1,354.2
Noncontrolling interests	45.0	55.4
Total shareholders’ equity	1,384.7	1,409.6
Total liabilities and shareholders’ equity	$7,036.5	$6,818.0

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Nine Months Ended September 30,
	2020	2019
Operating activities:
Net income	$51.7	$210.4
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	243.6	267.3
Amortization of deferred financing costs and original issue discount	6.8	6.7
Debt extinguishment and refinancing related costs	2.4	0.2
Deferred income taxes	(57.2)	(5.6)
Realized and unrealized foreign exchange losses, net	12.7	1.5
Stock-based compensation	15.9	9.5
Divestitures and impairment charges	3.5	3.4
Interest income on swaps designated as net investment hedges	(11.0)	(11.0)
Other non-cash, net	2.7	(3.5)
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(14.0)	(128.9)
Inventories	43.2	(4.0)
Prepaid expenses and other assets	(60.8)	(95.0)
Accounts payable	15.2	29.9
Other accrued liabilities	(40.9)	—
Other liabilities	17.1	8.9
Cash provided by operating activities	230.9	289.8
Investing activities:
Acquisitions, net of cash acquired	—	(2.1)
Purchase of property, plant and equipment	(56.2)	(73.9)
Proceeds from sale of consolidated joint venture, net of cash divested	—	8.2
Interest proceeds on swaps designated as net investment hedges	11.0	11.0
Other investing activities, net	5.9	(2.2)
Cash used for investing activities	(39.3)	(59.0)
Financing activities:
Proceeds from long-term borrowings	500.0	—
Payments on short-term borrowings	(23.2)	(29.5)
Payments on long-term borrowings	(325.3)	(20.0)
Financing-related costs	(8.4)	(1.5)
Purchases of common stock	(0.9)	(105.3)
Net cash flows associated with stock-based awards	0.3	46.0
Purchase of noncontrolling interests	(5.8)	(31.1)
Other financing activities, net	0.1	(3.6)
Cash provided by (used for) financing activities	136.8	(145.0)
Increase in cash	328.4	85.8
Effect of exchange rate changes on cash	(4.7)	(12.1)
Cash at beginning of period	1,020.5	696.4
Cash at end of period	$1,344.2	$770.1

Cash at end of period reconciliation:
Cash and cash equivalents	$1,341.3	$767.2
Restricted cash	2.9	2.9
Cash at end of period	$1,344.2	$770.1

The following table reconciles income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Income from operations	$141.7	$123.0	$142.3	$379.5
Other expense (income), net	2.3	(1.9)	0.9	(3.8)
Total	139.4	124.9	141.4	383.3
Debt extinguishment and refinancing related costs (a)	—	—	2.4	0.2
Termination benefits and other employee related costs (b)	35.7	29.2	70.4	33.3
Strategic review and retention costs (c)	6.9	3.0	25.1	3.8
Offering and transactional costs (d)	0.1	0.1	0.3	0.9
Loss (gain) on divestiture and impairments (e)	0.3	(0.5)	3.5	3.4
Pension special events (f)	(0.7)	—	(2.5)	—
Accelerated depreciation (g)	0.4	5.4	8.9	18.2
Indemnity loss (income) (h)	0.3	—	0.3	(0.2)
Step-up depreciation and amortization (i)	28.0	29.1	81.7	89.6
Adjusted EBIT	$210.4	$191.2	$331.5	$532.5

Segment Adjusted EBIT:
Performance Coatings	$133.9	$124.9	$214.8	$331.1
Transportation Coatings	48.5	37.2	35.0	111.8
Total	182.4	162.1	249.8	442.9
Step-up depreciation and amortization (i)	28.0	29.1	81.7	89.6
Adjusted EBIT	$210.4	$191.2	$331.5	$532.5

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees which will be earned over a period of 18-24 months. These amounts are not considered indicative of our ongoing operating performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)	Represents expenses and associated changes to estimates related to the sale of our interest in a joint venture business and other impairments, which are not considered indicative of our ongoing operating performance.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, settlements and special termination benefits, which we do not consider indicative of our ongoing operating performance.

(g)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)	Represents indemnity loss (income) associated with the acquisition by Axalta of the DuPont Performance Coatings business, which we do not consider indicative of our ongoing operating performance.

(i)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$82.5	$66.4	$51.7	$210.4
Less: Net income (loss) attributable to noncontrolling interests	—	0.9	(0.2)	3.1
Net income attributable to controlling interests	82.5	65.5	51.9	207.3
Debt extinguishment and refinancing related costs (a)	—	—	2.4	0.2
Termination benefits and other employee related costs (b)	35.7	29.2	70.4	33.3
Strategic review and retention costs (c)	6.9	3.0	25.1	3.8
Offering and transactional costs (d)	0.1	0.1	0.3	0.9
Loss (gain) on divestiture and impairments (e)	0.3	(0.5)	3.5	3.4
Pension special events (f)	(0.7)	—	(2.5)	—
Accelerated depreciation (g)	0.4	5.4	8.9	18.2
Indemnity loss (income) (h)	0.3	—	0.3	(0.2)
Step-up depreciation and amortization (i)	28.0	29.1	81.7	89.6
Total adjustments	71.0	66.3	190.1	149.2
Income tax provision impacts (j)	13.8	9.5	63.4	30.1
Adjusted net income	$139.7	$122.3	$178.6	$326.4
Diluted adjusted net income per share	$0.59	$0.52	$0.76	$1.38
Diluted weighted average shares outstanding	236.0	235.5	235.9	235.8

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees which will be earned over a period of 18-24 months. These amounts are not considered indicative of our ongoing operating performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)	Represents expenses and associated changes to estimates related to the sale of our interest in a joint venture business and other impairments, which are not considered indicative of our ongoing operating performance.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, settlements and special termination benefits, which we do not consider indicative of our ongoing operating performance.

(g)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)	Represents indemnity loss (income) associated with the acquisition by Axalta of the DuPont Performance Coatings business, which we do not consider indicative of our ongoing operating performance.

(i)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(j)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were expenses of $3.6 million, and benefits of $26.8 million, $1.0 million, and $5.1 million for the three months and nine months ended September 30, 2020 and 2019, respectively. The tax benefits for the nine months ended September 30, 2020 include the removal of a significant one-time benefit associated with the recognition of a deferred tax asset related to an intra-entity transfer of certain intellectual property rights. The deferred tax benefit will be ratably amortized into our adjusted income tax rate as the tax attribute is realized.

The following table reconciles cash (used for) provided by operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
Cash (used for) provided by operating activities	$(0.8)	$(57.9)	$(1.7)	$126.7	$233.4	$221.0	$230.9	$289.8
Purchase of property, plant and equipment	(22.7)	(20.5)	(19.7)	(26.7)	(13.8)	(26.7)	(56.2)	(73.9)
Interest proceeds on swaps designated as net investment hedges	3.7	3.5	3.6	3.7	3.7	3.8	11.0	11.0
Free cash flow	$(19.8)	$(74.9)	$(17.8)	$103.7	$223.3	$198.1	$185.7	$226.9

The following table reconciles net income to EBITDA and adjusted EBITDA for the periods presented (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30, 2020		Nine Months Ended September 30,		Year Ended December 31, 2019
	2020	2019			2020	2019
Net income	$82.5	$66.4	$93.9		$51.7	210.4	$252.6
Interest expense, net	39.8	40.2	152.5		112.4	122.5	162.6
Provision (benefit) for income taxes	17.1	18.3	4.3		(22.7)	50.4	77.4
Depreciation and amortization	80.4	87.0	329.3		243.6	267.3	353.0
EBITDA	219.8	211.9	580.0		385.0	650.6	845.6
Debt extinguishment and refinancing related costs (a)	—	—	2.4		2.4	0.2	0.2
Termination benefits and other employee related costs (b)	35.7	29.2	72.3		70.4	33.3	35.2
Strategic review and retention costs (c)	6.9	3.0	34.7		25.1	3.8	13.4
Offering and transactional costs (d)	0.1	0.1	0.4		0.3	0.9	1.0
Loss (gain) on divestiture and impairments (e)	0.3	(0.5)	21.2		3.5	3.4	21.1
Foreign exchange remeasurement losses (f)	5.5	0.7	10.5		7.5	5.3	8.3
Long-term employee benefit plan adjustments (g)	(0.6)	0.3	(3.0)		(2.3)	0.8	0.1
Stock-based compensation (h)	4.7	4.2	22.1		15.9	9.5	15.7
Dividends in respect of noncontrolling interest (i)	—	(0.4)	(0.5)		(0.5)	(1.5)	(1.5)
Other adjustments (j)	0.2	0.3	—		0.3	0.1	(0.2)
Adjusted EBITDA	$272.6	$248.8	$740.1		$507.6	$706.4	$938.9

Adjusted EBITDA to interest expense coverage ratio			4.9	x

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees which will be earned over a period of 18-24 months. These amounts are not considered indicative of our ongoing operating performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)	Represents expenses and associated changes to estimates related to the sale of our interest in a joint venture business and other impairments, which are not considered indicative of our ongoing operating performance.

(f)	Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(g)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(h)	Represents non-cash impacts associated with stock-based compensation.

(i)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta's financial statements.

(j)	Represents certain non-operational or non-cash gains and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including indemnity (income) losses associated with the acquisition by Axalta of the DuPont Performance Coatings business, gains and losses from the sale and disposal of property, plant and equipment, gains and losses from the remaining foreign currency derivative instruments and from non-cash fair value inventory adjustments associated with our business combinations.